Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8’s No. 33-36872, No. 333-35225, No. 333-41190, No. 333-50400, No. 333-98209, No. 333-98211 and No. 333-99563, and Form S-3 No. 333-44460) of Oceaneering International, Inc. and in the related Prospectus of our reports dated March 8, 2005, with respect to the consolidated financial statements of Oceaneering International, Inc.; Oceaneering International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oceaneering International, Inc., included in this Annual Report (Form 10-K) for the year-ended December 31, 2004.

Houston, Texas
March 15, 2005